Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Post-Effective Amendment No. 2 to Form S-4 Registration Statement on Form S-8 of VeriFone Systems, Inc. pertaining to the 2010 Equity Incentive Plan, the 2000 Broad-Based Stock Incentive Plan, the Nonemployee Directors’ Stock Option Plan and the Long-Term Incentive Plan of Hypercom Corporation of our report dated March 10, 2011, with respect to the consolidated financial statements of Hypercom Corporation included in VeriFone Systems, Inc.’s Current Report (Form 8-K/A), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Phoenix, Arizona
August 9, 2011